Exhibit 10.11

August 20, 2026

Gary S. Koe, Ph.D.

[***]

Re: Confirmatory Offer Letter

Dear Dr. Koe,

You are currently employed by Electra Therapeutics, Inc. (the “Company”) as Chief Technical Officer. This letter agreement (“Agreement”) confirms the existing terms and conditions of your continuing employment in that role. This Agreement is contingent and shall only be effective immediately prior to such time as the U.S. Securities and Exchange Commission declares the Company’s registration statement on Form S-1 for its initial public offering effective (such date, the “Effective Date”).

1.

Position. You are serving in a full-time capacity, reporting to the Company’s Chief Executive Officer. While you will generally be working from a primary office location at the Company’s South San Francisco, California office, the Company reserves the right to reasonably require you, in the ordinary course of business, to perform your duties at places other than your primary office location from time to time, including for reasonable business travel. The Company may change your position, duties, and work location from time to time in its discretion.

2.	Cash Compensation and Benefits.

Your salary will be paid at the rate of $450,000 per year as of the Effective Date, which will be paid in accordance with the Company’s normal payroll procedures and subject to applicable payroll withholdings and deductions.

You will be eligible to earn an annual discretionary bonus in the target amount of 40% of your annual base salary, less any applicable taxes and withholdings. The amount of this bonus will be determined in the sole discretion of the Company and may be based on your performance and/or the performance of the Company during the fiscal year, as well as any other criteria the Company deems relevant. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

As a full-time, regular employee of the Company, you will continue to be eligible for company benefits in accordance with the Company’s applicable benefit plans and policies for similarly situated employees, subject to plan terms, generally applicable Company policies, and any applicable waiting periods.

The Company may change your compensation and benefits from time to time in its discretion.

3.

Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.

4.

Equity. You have previously been granted one or more equity awards by the Company, which shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices, and equity plans, except to the extent superseded by the Severance Plan, as defined below. You may be eligible for grants of equity awards in the future, subject to approval by the Company’ Board of Directors or its Compensation Committee. Each such award will be governed by the terms of the plan pursuant to which it is granted and an award agreement thereunder.

5.

Severance. You will be eligible for severance and change in control benefits under the terms and conditions of the Company’s Severance and Change in Control Plan (the “Severance Plan”), pursuant to the Severance Plan terms as may be in effect and as may be amended from time to time, and your Participation Agreement under the Severance Plan, if and as executed by and between you and the Company. The Severance Plan and the Participation Agreement will supersede all other severance and/or change in control payments and benefits you would otherwise currently be eligible for, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.

6.

The Company’s Policies and CIIAA. You are required to abide by Company policies and procedures, as in effect from time to time. In addition, your signed Confidential Information and Invention Assignment Agreement, Proprietary Information and Inventions Agreement, or agreement of similar purpose and effect (such agreement, the “CIIAA”) with the Company will continue to remain in effect and binding upon you.

7.

Protection of Third-Party Information. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. In addition, you agree that you have not brought and will not bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

8.

At-Will Employment. Your employment with the Company is at-will. Accordingly, you may terminate your employment with the Company at any time simply by notifying the Company, and the Company may terminate your employment at any time, with or without cause or advance notice.

9.

Outside Activities. Throughout your continued employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

You acknowledge and agree that upon the effectiveness of this Agreement on the Effective Date, you will no longer be eligible for, nor entitled to, any compensation or benefits (including without limitation, any severance or change in control benefits) under any prior employment terms, offer letter or employment agreement you may have entered into or discussed with the Company, other than as expressly referred to in this Agreement. Upon the Effective Date, this Agreement, together with your CIIAA, equity agreements, and the Severance Plan (including your Participation Agreement) (if applicable), forms the complete and exclusive agreement regarding the subject matter thereof. It supersedes any other representations, promises, or agreements, whether written or oral. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion herein, must be made in a written agreement signed by you and an officer of the Company (other than you).

This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this Agreement below to indicate your agreement with its terms.

Very truly yours,

ELECTRA THERAPEUTICS, INC.

By:	/s/ Quehuong (Kathy) Dong
Name:	Quehuong (Kathy) Dong, Pharm.D., M.B.A.
Title:	President and Chief Executive Officer

I have read and accept these terms of continued employment.

By:	/s/ Gary S. Koe
Name:	Gary S. Koe, Ph.D.
Date:	August 24, 2026

[Signature Page to Confirmatory Offer Letter (G. Koe)]